EXHIBIT 32.1

Certification

Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350)

I, Neil Chan, certify that pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350), the 10-Q report for IGEN Networks Corp. for the nine month period ended September 30, 2023 as filed with the Securities Exchange Commission fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act and that the information contained therein fairly presents, in all material respects, the financial condition and results of operations of the IGEN Networks.

November 20, 2023

/s/ Neil Chan
Neil Chan,
Chief Executive Officer and Director
(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)